December 30, 1999


ComVest Capital Management LLC
830 Third Avenue
New York, NY  10022

         Re:      Advancement of Funds

Gentlemen:

     Reference is made to that certain Commitment Letter dated December 30, 1999 (the "Letter") between ComVest Capital Management LLC ("ComVest") and U.S. Wireless Data, Inc. (the "Company"). Capitalized terms used herein without definition are used as defined or referred to in the Letter.

     This letter is to confirm that I, as a lender, will subject to ComVest first having funded $195,000 under the Letter, advance funds to the Company in a proportionate amount to that funded to the Company by ComVest pursuant to the Letter. For each $1 advanced by ComVest after such initial $195,000 is advanced I will advance a fraction of such dollar, the numerator of which is 100 and the denominator of which is 805.

                                                 Sincerely,


                                                 /s/ Dean Leavitt
                                                 Dean Leavitt